Exhibit 21.1
Subsidiaries of the Company as of April 2, 2018

Subsidiary*	Jurisdiction of Organization
6360246 Canada Inc.	Canada
6360319 Canada Inc.	Canada
Connected Data, Inc.	California
GlassBridge Arrive Investor, LLC	Delaware
GlassBridge Asset Management, LLC	Delaware
GlassBridge Multi Strategy GP, LLC	Delaware
GlassBridge Multi Strategy Onshore, LP	Delaware
GlassBridge Quant Strategy GP, LLC	Delaware
GlassBridge Quant Strategy Onshore, LP	Delaware
Global Data Media FZ-LLC	United Arab Emirates
Imation ANZ Pty Ltd	Australia
Imation Argentina S.A.C.I.F.I.A.	Argentina
Imation Asia Pacific Pte Ltd.	Singapore
Imation Canada Inc.	Canada
Imation Chile S.A.	Chile
Imation Corporation Japan	Japan
Imation do Brasil Ltda	Brazil
Imation Enterprises Corp.	Delaware
Imation Europe B.V.	Netherlands
Imation Holding B.V.	Netherlands
Imation Holdings Pte Ltd.	Singapore
Imation Hong Kong Ltd.	Hong Kong
Imation India Private Ltd.	India
Imation Ireland Ltd.	Ireland
Imation Korea, Inc.	South Korea
Imation Latin America Corp	Delaware
Imation Middle East FZE	United Arab Emirates
Imation Polska Sp. Z.O.O.	Poland
Imation S.r.l.	Italy
Imation Singapore Pte Ltd.	Singapore
Imation Taiwan Ltd.	Taiwan
Imation UK Limited	United Kingdom
MBI India Marketing Private Ltd.	India
MBI International FZ-LLC	United Arab Emirates
MBI International Services Private Ltd.	India
Memorex Products Inc.	Delaware
Nexsan Corporation	Delaware
Nexsan Technologies Canada Inc.	Canada
Nexsan Technologies Limited	United Kingdom
Nexsan Technologies Incorporated	Delaware
NXSN Acquisition Corp.	Delaware
TME GmbH	Germany

*Certain subsidiaries listed are indirectly and/or partially-owned.